Exhibit 99.1

Abbott Reports Stronger-than-Expected Sales and Earnings Growth in Second Quarter and Raises Full-Year Outlook

— Worldwide Sales Increased 14.8 Percent —
— Adjusted EPS Growth of 21.7 Percent (GAAP up 34.9 Percent) —
— Worldwide Pharmaceutical Sales Increased 16.7 Percent —
— Worldwide Medical Products Sales Increased 14.7 Percent —
— Eight New Regulatory Approvals Received Year-to-Date —
— Company Raises Full-Year Sales and EPS Forecast —

ABBOTT PARK, Ill., July 16, 2008 — Abbott today announced financial results for the second quarter
Financial:		ended June 30, 2008.
John Thomas
(847) 938-2655 Larry Peepo (847) 935-6722	•

Diluted earnings per share, excluding specified items, were $0.84, above Abbott’s previously announced guidance range of $0.78 to $0.80, reflecting 21.7 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.85, up 34.9 percent. This outperformance was driven by higher sales performance across the company, an improved gross margin, and higher ongoing income related to the recently concluded TAP joint venture.

Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502	• •	Worldwide sales increased 14.8 percent to $7.3 billion, including a favorable 5.9 percent effect of exchange rates.
Worldwide pharmaceutical sales increased 16.7 percent driven by double-digit growth in
	•	HUMIRA®, Niaspan® and Kaletra®. Today, Abbott is raising its forecast for global HUMIRA sales to more than $4.3 billion in 2008.
Worldwide medical products sales increased 14.7 percent, driven by 17.2 percent growth in global diagnostics sales, and 15.7 percent growth in global vascular sales.

	•	Worldwide nutritional products sales growth was led by 21.3 percent growth in international nutritionals, with continued strong performance in emerging markets.

	•	Year-to-date, Abbott has received eight major regulatory approvals, including the XIENCE V™ drug-eluting stent.

“Abbott achieved another quarter of strong performance across our diverse mix of global businesses, with particularly strong results internationally,” said Miles D. White, chairman and chief executive officer, Abbott. “Based on our first-half results, as well as our outlook for the remainder of the year, we’re raising our 2008 forecast for both sales growth and earnings per share. We’re also confirming our expectation for continued double-digit earnings-per-share growth in 2009.”

The following is a summary of second-quarter 2008 sales.

Sales Summary — Quarter Ended 6/30/08	2Q08 ($ millions)	% Change vs. 2Q07		Impact of Exchange on % Change

Total Sales	$7,314	14.8		5.9

Total U.S. Sales	$3,410	5.7		—

Total International Sales	$3,904	24.1		12.0

Worldwide Pharmaceutical Sales	$4,123	16.7	(a)	6.0

U.S. Pharmaceuticals	$2,070	8.2	(a)	—

International Pharmaceuticals	$2,053	26.8	(a)	13.2

Worldwide Nutritional Sales	$1,235	12.6	(b)	3.6

U.S. Nutritionals	$608	4.7		—

International Nutritionals	$627	21.3		7.7

Worldwide Diagnostics Sales	$936	17.2	(b)	9.2

U.S. Diagnostics	$227	10.6		—

International Diagnostics	$709	19.4		12.3

Worldwide Vascular Sales	$490	15.7	(b)	6.4

U.S. Vascular	$218	(2.1)		—

International Vascular	$272	35.4		13.5

Other Sales	$530	2.2		4.7

(a)  See Q&A answer 1 for discussion of pharmaceutical sales growth.

(b)  See Q&A answer 2 for discussion of worldwide nutritional, diagnostic and vascular sales.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of first-half 2008 sales.

Sales Summary — First-Half Ended 6/30/08	1H08 ($ millions)	% Change vs. 1H07	Impact of Exchange on % Change

Total Sales	$14,080	14.3	5.7

Total U.S. Sales	$6,452	4.8	—

Total International Sales	$7,628	23.9	11.5

Worldwide Pharmaceutical Sales	$7,978	15.5	6.0

U.S. Pharmaceuticals	$3,822	6.0	—

International Pharmaceuticals	$4,156	25.9	12.5

Worldwide Nutritional Sales	$2,344	11.7	3.3

U.S. Nutritionals	$1,190	3.9	—

International Nutritionals	$1,154	21.1	7.4

Worldwide Diagnostics Sales	$1,768	17.1	8.7

U.S. Diagnostics	$437	7.6	—

International Diagnostics	$1,331	20.6	11.8

Worldwide Vascular Sales	$941	11.6	5.6

U.S. Vascular	$432	(7.3)	—

International Vascular	$509	35.1	12.6

Other Sales	$1,049	9.1	4.7

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s second-quarter 2008 sales for selected products.

Quarter Ended 6/30/08 (dollars in millions)	U.S. Sales	Percent Change vs. 2Q07	Rest of World	Percent Change vs. 2Q07		Global Sales	Percent Change vs. 2Q07
Pharmaceutical Products
HUMIRA	$526	29.3	$563	71.3	(a)	$1,089	48.1
Depakote	$387	1.2	$27	22.9		$414	2.4
Kaletra	$120	(8.8)	$235	28.1	(b)	$355	12.7
TriCor	$307	1.7	—	—		$307	1.7
Ultane/Sevorane	$44	(16.5)	$158	9.7	(c)	$202	2.7
Niaspan	$194	13.9	—	—		$194	13.9
Biaxin (clarithromycin)	$1	n/m	$158	(4.5	)(d)	$159	(6.1)
Lupron	$81	n/m	$73	12.3	(e)	$154	n/m
Synthroid	$115	11.5	$23	29.6		$138	14.2

Nutritional Products
Pediatric Nutritionals	$311	6.9	$341	20.6	(f)	$652	13.6
Adult Nutritionals	$291	2.8	$286	22.2	(g)	$577	11.6

Medical Products
Abbott Diabetes Care	$134	(5.4)	$202	21.9	(h)	$336	9.3
Coronary Stents	$79	4.6	$138	51.1	(i)	$217	30.1
Other Coronary	$77	(1.3)	$91	18.3	(j)	$168	8.4
Endovascular	$62	(10.3)	$43	31.7	(k)	$105	3.3

(a) Without the positive impact of exchange of 19.8 percent, HUMIRA sales increased 51.5 percent internationally.

(b) Without the positive impact of exchange of 12.6 percent, Kaletra sales increased 15.5 percent internationally.

(c) Without the positive impact of exchange of 9.9 percent, Sevorane sales decreased 0.2 percent internationally.

(d) Without the positive impact of exchange of 10.0 percent, clarithromycin sales decreased 14.5 percent internationally.

(e) Without the positive impact of exchange of 11.7 percent, Lupron sales increased 0.6 percent internationally.

(f)  Without the positive impact of exchange of 6.6 percent, Pediatric Nutritionals sales increased 14.0 percent internationally.

(g) Without the positive impact of exchange of 9.2 percent, Adult Nutritionals sales increased 13.0 percent internationally.

(h) Without the positive impact of exchange of 13.5 percent, Abbott Diabetes Care sales increased 8.4 percent internationally.

(i)  Without the positive impact of exchange of 15.0 percent, Coronary Stent sales increased 36.1 percent internationally.

(j)  Without the positive impact of exchange of 11.6 percent, Other Coronary sales increased 6.7 percent internationally.

(k)  Without the positive impact of exchange of 13.8 percent, Endovascular sales increased 17.9 percent internationally.

n/m = Not meaningful

The following is a summary of Abbott’s first-half 2008 sales for selected products.

First-Half Ended 6/30/08 (dollars in millions)	U.S. Sales	Percent Change vs. 1H07	Rest of World	Percent Change vs. 1H07		Global Sales	Percent Change vs. 1H07
Pharmaceutical Products
HUMIRA	$927	33.2	$1,039	70.2	(a)	$1,966	50.5
Depakote	$727	5.9	$51	17.6		$778	6.6
Kaletra	$234	(6.1)	$475	29.7	(b)	$709	15.2
TriCor	$553	5.1	—	—		$553	5.1
Ultane/Sevorane	$88	(12.9)	$301	11.6	(c)	$389	4.9
Biaxin (clarithromycin)	$7	n/m	$374	(2.2	)(d)	$381	(3.2)
Niaspan	$370	18.6	—	—		$370	18.6
Synthroid	$208	(3.0)	$45	28.9		$253	1.4
Lupron	$81	n/m	$137	13.5	(e)	$218	n/m

Nutritional Products
Pediatric Nutritionals	$616	5.7	$634	22.9	(f)	$1,250	13.8
Adult Nutritionals	$562	3.3	$520	18.9	(g)	$1,082	10.3

Medical Products
Abbott Diabetes Care	$271	(1.0)	$391	22.5	(h)	$662	11.7
Coronary Stents	$154	(4.1)	$252	51.8	(i)	$406	24.3
Other Coronary	$156	(7.2)	$177	19.0	(j)	$333	5.1
Endovascular	$122	(11.1)	$80	28.9	(k)	$202	1.4

(a) Without the positive impact of exchange of 18.7 percent, HUMIRA sales increased 51.5 percent internationally.

(b) Without the positive impact of exchange of 11.5 percent, Kaletra sales increased 18.2 percent internationally.

(c) Without the positive impact of exchange of 9.7 percent, Sevorane sales increased 1.9 percent internationally.

(d) Without the positive impact of exchange of 9.8 percent, clarithromycin sales decreased 12.0 percent internationally.

(e) Without the positive impact of exchange of 11.9 percent, Lupron sales increased 1.6 percent internationally.

(f)  Without the positive impact of exchange of 6.0 percent, Pediatric Nutritionals sales increased 16.9 percent internationally.

(g) Without the positive impact of exchange of 9.0 percent, Adult Nutritionals sales increased 9.9 percent internationally.

(h) Without the positive impact of exchange of 12.9 percent, Abbott Diabetes Care sales increased 9.6 percent internationally.

(i)  Without the positive impact of exchange of 14.2 percent, Coronary Stents sales increased 37.6 percent internationally.

(j)  Without the positive impact of exchange of 10.7 percent, Other Coronary sales increased 8.3 percent internationally.

(k)  Without the positive impact of exchange of 13.1 percent, Endovascular sales increased 15.8 percent internationally.

n/m = Not meaningful

Business Highlights

•                          XIENCE V™ Approved in United States — On July 2, received U.S. Food and Drug Administration (FDA) approval and launched XIENCE V, the only drug-eluting stent to demonstrate superiority over the market-leading stent in two randomized, controlled clinical trials. Abbott’s application included safety and efficacy data from the XIENCE V SPIRIT family of clinical trials, which met their primary endpoints and demonstrated superiority of XIENCE V over TAXUS®.

•                          XIENCE V Submitted in Japan — In June, submitted a marketing authorization license application in Japan to gain approval for XIENCE V to treat coronary artery disease. The application for XIENCE V consisted of safety and efficacy data from the SPIRIT III clinical trial, including data from a Japanese patient population.

•                          HUMIRA® Data — In June, announced new HUMIRA data across the full suite of rheumatic disease indications demonstrating HUMIRA’s proven durability of response. Seven-year data from open label extension studies show treatment with HUMIRA resulted in clinical remission among long-standing rheumatoid arthritis patients when used in combination with methotrexate. Additionally, results from an analysis of three open label studies demonstrated HUMIRA’s efficacy across all three rheumatic disease states in patients with a previous inadequate response to other anti-TNF therapies, infliximab and etanercept.

•                          TriLipix™ / CRESTOR® Data Presented — In May, New Phase III data showed that in patients with multiple lipid problems, Abbott’s next generation fenofibrate therapy, TriLipix, combined with AstraZeneca’s CRESTOR, led to greater improvements than the monotherapy in treating all three key lipids — LDL “bad” cholesterol, HDL “good” cholesterol and triglycerides.

•                          Vicodin CR™ Meets Primary Efficacy Endpoints in Phase III Trial — In May, new Phase III study data showed that Vicodin CR, a controlled-release form of the established brand, reduced pain in patients with moderate-to-severe chronic low back pain. Taken twice daily in the clinical trial, Vicodin CR significantly lowered chronic low back pain intensity with 12-hour dosing versus placebo. Current forms of Vicodin must be taken every four to six hours throughout the day.

•                          SPIRIT III Data Presented at EuroPCR — In May, two-year data presented from the SPIRIT III trial, Abbott’s U.S. pivotal trial, demonstrated that XIENCE V continues to deliver clinically superior benefits for patients compared to the TAXUS paclitaxel-eluting coronary stent system.

•                          Launched Next-Generation StarClose® SE Vascular Closure System — In May, announced the launch of the StarClose SE Vascular Closure System, a next-generation vessel closure device engineered to enable fast, safe and secure closure of the femoral artery access site following a catheterization procedure. StarClose SE is available in the U.S. and Europe.

•                          TAP Joint Venture Concludes — In April, Abbott and Takeda Pharmaceutical Company Limited concluded their TAP Pharmaceutical Products Inc. (TAP) joint venture. Abbott and Takeda have evenly split the value and assets of the joint venture, with Abbott receiving full ownership of Lupron, including its U.S. commercial organization, as well as future cash payments from Takeda over the next five years.

Abbott raises guidance for full-year sales growth and earnings per share

Based on the company’s strong performance year-to-date, and the outlook for the remainder of the year, Abbott is raising both its sales growth and earnings-per-share forecasts for the full-year 2008.  The company is raising its earnings-per-share guidance range for the full-year from $3.20 - $3.25 to $3.24 - $3.28, excluding specified items, the midpoint of which reflects growth of approximately 15 percent. In addition, the company is raising its sales forecast to mid-teens growth for the full year. For the first time, Abbott is providing earnings-per-share guidance for the third-quarter 2008 of $0.76 - $0.78, excluding specified items, the midpoint of which reflects growth of approximately 15 percent.

Abbott continues to forecast net specified items for the full-year 2008 of $0.08 per share, primarily associated with cost reduction initiatives and acquired in-process R&D, offset by favorable items including a gain related to the conclusion of the TAP joint venture, a favorable settlement of a prior year’s Internal Revenue Service (IRS) tax audit, and a gain on the sale of an equity investment. Including these specified items, projected earnings per share under GAAP would be $3.16 - $3.20 for the full-year 2008.

Abbott forecasts net specified items for the third-quarter 2008 of approximately $0.04 per share, primarily associated with cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.72 - $0.74 for the third-quarter 2008.

Abbott declares quarterly dividend

On June 6, 2008, the board of directors of Abbott declared the company’s quarterly common dividend of 36 cents per share. The cash dividend is payable Aug. 15, 2008, to shareholders of record at the close of business on July 15, 2008. This marks the 338th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2007, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2008 and 2007

(unaudited)

	2008	2007	Percent Change
Net Sales	$7,314,021,000	$6,370,620,000	14.8
Cost of products sold	3,119,700,000	2,804,326,000	11.2
Research and development	656,863,000	583,474,000	12.6
Acquired in-process research and development	78,556,000	—	n/m
Selling, general and administrative	2,052,317,000	1,796,456,000	14.2
Total Operating Cost and Expenses	5,907,436,000	5,184,256,000	13.9

Operating earnings	1,406,585,000	1,186,364,000	18.6

Net interest expense	83,321,000	124,816,000	(33.2)
Net foreign exchange (gain) loss	14,472,000	6,248,000	131.6
(Income) from TAP Pharmaceutical Products Inc. joint venture	(17,055,000)	(115,726,000)	(85.3)
Other (income) expense, net	(310,471,000)	(81,612,000)	n/m	1)
Earnings before taxes	1,636,318,000	1,252,638,000	30.6
Taxes on earnings	314,304,000	263,894,000	19.1

Net Earnings	$1,322,014,000	$988,744,000	33.7

Net Earnings Excluding Specified Items, as described below	$1,307,998,000	$1,076,035,000	21.6	2)

Diluted Earnings Per Common Share	$0.85	$0.63	34.9

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.84	$0.69	21.7	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,553,395,000	1,560,667,000

1) Other (income) expense, net, in 2008 includes a gain of $95 million in connection with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and a gain of $52 million from the sale of an equity investment in Millennium Pharmaceuticals. These items have been treated as specified items as discussed at Q&A answer 3. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. See Q&A answer 7 for further discussion. Other (income) expense, net, in 2007 is primarily associated with Abbott’s ownership of Boston Scientific stock.

2) 2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $95 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, and an after-tax gain of $40 million, or $0.03 per share, relating to the sale of an equity investment in Millennium Pharmaceuticals. These items were partially offset by after-tax charges of $61 million, or $0.04 per share, for acquired in-process research and development relating to technology investments, $45 million, or $0.03 per share, for cost reduction initiatives, and $45 million, or $0.03 per share, for acquisition integration, TAP separation and other. See Q&A Answer 3 for a discussion of specified items.

   2007 Net Earnings Excluding Specified Items excludes after-tax charges of $93 million, or $0.06 per share, for acquisition integration and other, $41 million, or $0.03 per share, for a write-down of Omnicef inventory, and $43 million, or $0.03 per share, for cost reduction initiatives. 2007 also excludes after-tax gains of $55 million, or $0.04 per share, relating to adjustments in Abbott’s ownership of BSX stock and realized gains on the sales of the BSX stock, and $35 million, or $0.02 per share, relating to suspended depreciation and amortization expense on the long-term assets of the core laboratory diagnostics business, net of transaction and separation costs.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Six Months Ended June 30, 2008 and 2007

(unaudited)

	2008	2007	Percent Change
Net Sales	$14,079,624,000	$12,316,181,000	14.3
Cost of products sold	6,080,772,000	5,396,337,000	12.7
Research and development	1,276,820,000	1,202,530,000	6.2
Acquired in-process research and development	97,256,000	—	n/m
Selling, general and administrative	4,070,350,000	3,583,325,000	13.6
Total Operating Cost and Expenses	11,525,198,000	10,182,192,000	13.2

Operating earnings	2,554,426,000	2,133,989,000	19.7

Net interest expense	176,499,000	249,021,000	(29.1)
Net foreign exchange (gain) loss	20,693,000	11,099,000	86.4
(Income) from TAP Pharmaceutical Products Inc. joint venture	(118,997,000)	(262,358,000)	(54.6)
Other (income) expense, net	(320,813,000)	42,924,000	n/m	1)
Earnings before taxes	2,797,044,000	2,093,303,000	33.6
Taxes on earnings	537,163,000	407,022,000	32.0

Net Earnings	$2,259,881,000	$1,686,281,000	34.0

Net Earnings Excluding Specified Items, as described below	$2,295,723,000	$1,930,142,000	18.9	2)

Diluted Earnings Per Common Share	$1.45	$1.08	34.3	2)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.47	$1.24	18.5

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,556,985,000	1,559,774,000

1) Other (income) expense, net, in 2008 includes a gain of $95 million in connection with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and gains of $63 million from the sale of equity investments in Millenium Pharmaceuticals and Boston Scientific. These items have been treated as specified items. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. Other (income) expense, net, in 2007 is primarily associated with Abbott’s ownership of Boston Scientific stock.

2) 2008 Net Earnings Excluding Specified items excludes a tax-free gain of $95 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, and an after-tax gain of $49 million, or $0.03 per share, relating to sales of equity investments in Millenium Pharmaceuticals and Boston Scientific. These items were offset by after-tax charges of $76 million, or $0.05 per share, for acquired in-process research and development relating to technology investments, $75 million, or $.0.05 per share, for cost reduction initiatives, and $59 million, or $0.03 per share for acquisition integration, TAP separation and other.

   2007 Net Earnings Excluding Specified items excludes after-tax charges of $192 million, or $0.12 per share, for acquisition integration and other, $56 million, or $0.04 per share, for cost reduction initiatives, $41 million, or $0.03 per share for a write-down of Omnicef inventory, $20 million, or $0.01 per share, for fair value adjustments to BSX stock, net of gains on the sales of the stock, and $14 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business. 2007 also excludes an after-tax benefit of $79 million, or $0.05 per share, relating to suspended depreciation and amortization expense on the long-term assets of the core laboratory diagnostics business.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the 16.7 percent worldwide pharmaceutical sales growth in the quarter and what is the outlook for the second half of 2008?

A1)                            International pharmaceutical sales increased 26.8 percent during the quarter, including a 13.2 percent favorable impact from exchange. Better-than-expected international growth was driven by HUMIRA, which increased 71.3 percent, and Kaletra, which grew 28.1 percent. Sevorane and Lupron also contributed to reported international growth, as well as a number of other established products that performed well.

U.S. pharmaceutical sales this quarter increased 8.2 percent, reflecting strong double-digit growth for HUMIRA, Niaspan and Synthroid. Partially offsetting this performance was the negative impact of generic competition for Omnicef as well as modestly lower wholesaler buying in the quarter. U.S. pharmaceutical growth was also affected by lower-than-forecasted Lupron sales due to the commercial transition of the product from our previous TAP joint venture to Abbott. We continue  to forecast Lupron sales approaching $400 million in 2008.

Also in the quarter, Niaspan performed well with sales of $194 million, up 13.9 percent. Abbott’s total lipid franchise growth continues to outpace that of the total cholesterol market, which is growing in the low single digits. Synthroid sales in the quarter were $115 million, up 11.5 percent. U.S. HUMIRA sales increased nearly 30 percent, as strong market demand continued across the three major market segments of rheumatology, gastroenterology and dermatology. As a result of expected continued strong global demand for HUMIRA, Abbott is raising its forecast for global HUMIRA sales to more than $4.3 billion in 2008.

For the third and fourth quarters of 2008, we expect double-digit sales growth for both our U.S. and international pharmaceutical businesses.

Q2)                           What drove the 14.7 percent increase in worldwide medical products sales and strong international nutritional products sales? What is the outlook for the second half of 2008?

A2)                            Medical products sales growth of 14.7 percent was driven by a 17.2 percent increase in global diagnostics sales and 15.7 percent growth in worldwide vascular. All of our diagnostic businesses — molecular, point of care, and our core business — experienced double-digit growth. In the quarter, Abbott Vascular achieved sales of $490 million, driven by drug-eluting stent (DES) franchise sales, which more than doubled from the prior year quarter. We continue to see improvement in the U.S. percutaneous coronary intervention (PCI) market, with PCI volumes up sequentially from the first quarter 2008 and DES penetration in the high-60 percent range.

Worldwide nutritional products sales were led by 21.3 percent growth in international nutritionals, including a 7.7 percent favorable impact from exchange, with continued strong growth in emerging markets, including Latin America and Asia.

For the third and fourth quarters of 2008, we expect double-digit sales growth for both worldwide medical products and worldwide nutritional products.

Questions & Answers (continued)

Q3)                           How did specified items affect reported results?

A3)                            Specified items impacted second-quarter results as follows:

	2Q08			2Q07
(dollars in millions, except earnings-per-share)	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,636	$1,322	$0.85	$1,253	$989	$0.63
Adjusted for specified items:
(Gain) on conclusion of TAP joint venture	$(95)	$(95)	$(0.06)	—	—	—
(Lower) income tax from audit settlement	—	$(30)	$(0.02)	—	—	—
(Gain) on sale of MLNM stock	$(52)	$(40)	$(0.03)	—	—	—
Cost reduction initiatives	$58	$45	$0.03	$54	$43	$0.03
Acquired in-process R&D	$79	$61	$0.04	—	—	—
Suspended depreciation and amortization	—	—	—	$(45)	$(35)	$(0.02)
Omnicef inventory write-down	—	—	—	$51	$41	$0.03
Fair value adjustments for BSX stock and realized (gains) on disposition	—	—	—	$(86)	$(55)	$(0.04)
Acquisition integration, TAP separation and other	$57	$45	$0.03	$117	$93	$0.06
Net specified items (gain) / loss	$47	$(14)	$(0.01)	$91	$87	$0.06
As adjusted	$1,683	$1,308	$0.84	$1,344	$1,076	$0.69

In the quarter, there were three events that positively impacted reported earnings per share that have been excluded from earnings as adjusted. This includes a gain related to the conclusion of the TAP joint venture, which closed in the quarter, the impact of a favorable settlement of prior years’ IRS tax audit, and a gain on the sale of an equity investment in Millennium Pharmaceuticals.

Partially offsetting these favorable items were cost reduction initiatives related primarily to continued efforts to generate efficiencies in our global manufacturing operations. These include actions announced last year to streamline operations in our vascular business and a number of smaller actions across the businesses. Acquired in-process R&D relates to technology investments that took place in the quarter. Acquisition integration, TAP separation and other primarily reflects integration costs from previous acquisitions, costs associated with the recent conclusion of the TAP joint venture, and a write-down of an intangible asset.

Questions & Answers (continued)

Q3)         How did specified items affect reported results? (continued)

A3)                            (continued)

The settlement of the tax audit has been reflected as a reduction in the Taxes on earnings line item in the Consolidated Statement of Earnings (see Q&A answer 8). The pre-tax impact of the remaining specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q08
	Cost of Products Sold	Acquired IPR&D	R&D	SG&A	Other (Income)/ Expense
As reported	$3,120	$79	$657	$2,052	$(310)
Adjusted for specified items:
(Gain) on conclusion of TAP joint venture	—	—	—	—	$(95)
(Gain) on sale of an equity investment	—	—	—	—	$(52)
Cost reduction initiatives	$40	—	$13	$5	—
Acquired in-process R&D	—	$79	—	—	—
Acquisition integration, TAP separation and other	$37	—	$1	$19	—
As adjusted	$3,043	—	$643	$2,028	$(163)

Q4)         How does the second-quarter gross margin profile compare to the prior year?

A4)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	2Q08			2Q07
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,120	$4,194	57.3%	$2,804	$3,566	56.0%
Adjusted for specified items:
Cost reduction initiatives	$(40)	$40	0.6%	$(54)	$54	0.9%
Omnicef inventory write-down	—	—	—	$(51)	$51	0.8%
Suspended depreciation and amortization expense	—	—	—	$51	$(51)	(0.8)%
Acquisition integration, TAP separation and other	$(37)	$37	0.5%	$(72)	$72	1.1%
As adjusted	$3,043	$4,271	58.4%	$2,678	$3,692	58.0%

The second-quarter 2008 adjusted gross margin ratio was 58.4 percent, up 40 basis points from the prior year and up 160 basis points sequentially from the first quarter. The gross margin ratio this quarter reflects improved business and product mix. Abbott continues to forecast a full-year gross margin ratio of approximately 58 percent.

Questions & Answers (continued)

Q5)         What are the eight major regulatory approvals Abbott received so far in 2008?

A5)                            Abbott has received approval for eight new products or indications, including:

• HUMIRA Psoriasis — U.S.	• HUMIRA JRA — U.S.
• HUMIRA RA — Japan	• SIMCOR®
• XIENCE V	• FreeStyle Freedom® Lite
• FreeStyle Navigator®	• ARCHITECT® i1000SR®

Q6)         What drove the strong SG&A and R&D spending in the quarter?

A6)                            The strong double-digit growth in SG&A included new and ongoing promotional initiatives across multiple businesses, including spending to support the eight new product approvals this year. Growth in R&D expense reflected continued strong investment in our broad-based pipeline, including early-to-mid-stage opportunities across a number of therapeutic areas, such as oncology, immunology, hepatitis C, neuroscience and our bioabsorbable stent program. See Q&A answers 9 and 10 for a discussion of our pipeline opportunities.

Q7)         What impacted Other Income?

A7)                            Reported Other income was $310 million during the quarter. This included a $95 million tax-free gain from the conclusion of the TAP joint venture, as previously forecasted, as well as a $52 million pre-tax gain from the sale of an equity investment in Millennium Pharmaceuticals, both  of which were reflected as specified items, as detailed in Q&A answer 3.

The remaining $163 million of other income is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. These payments are based on sales of marketed products and specified development, approval and commercial events being achieved with respect to products retained by Takeda. Payments were above our previous forecast of approximately $100 million for the quarter. Our full-year forecast for these payments remains approximately $300 million.

Q8)         What was the tax rate in the quarter?

A8)                            The tax rate this quarter, excluding specified items, was 22.3 percent, slightly higher than our forecasted rate. The tax rate for the first half of 2008, excluding specified items, was 21.0 percent, in-line with our previous forecast and our outlook for the full-year. The reported tax rate is reconciled to the ongoing rate below:

	2Q08
	Pre-tax	Income	Tax
	Income	Tax	Rate
As reported	$1,636	$314	19.2%
Specified items	$47	$31	65.1%
Lower income tax from audit settlement	—	$30	—
Excluding specified items	$1,683	$375	22.3%

Questions & Answers (continued)

Q9)                           What are some near-term opportunities in Abbott’s broad-based pipeline?

A9)                            Abbott’s late-stage pipeline has generated eight new regulatory approvals to date in 2008. Highlights of the near-term opportunities include:

•                  HUMIRA

•                  Psoriasis — Launched in Europe and the U.S. in the first-quarter 2008.

•                  Juvenile RA — Launched in the U.S. in the first quarter of 2008.

•                  RA Japan — Launched in June 2008.

•                  Psoriasis Japan — Indication filed, under regulatory review.

•                  Ulcerative colitis — Currently in Phase III development.

•                  Pediatric Crohn’s disease — Currently in Phase III development.

•                  Controlled Release Vicodin — Presented Phase III results for our controlled-release form  of Vicodin at the American Pain Society meeting in May, demonstrating Vicodin CR significantly lowered chronic lower back pain intensity with 12-hour dosing, meeting the study’s primary and secondary endpoints. We expect fourth-quarter approval of Vicodin CR.

•                  TriLipix (formerly known as ABT-335) — Presented pivotal Phase III data demonstrating safety and efficacy of Abbott’s next-generation fenofibrate, TriLipix, in combination with CRESTOR (rosuvastatin). To support TriLipix, Abbott has executed the largest clinical program to date to evaluate the efficacy and safety of a fibrate in combination with statins. We expect a fourth-quarter approval of TriLipix. Development also continues on a fixed-dose combination of TriLipix and CRESTOR to address all three lipid parameters in a single pill. We plan to submit a New Drug Application for this fixed-dose combination in the second half of 2009.

•                  Flutiform — The clinical program for Flutiform, a combination asthma treatment in Phase III development, is targeted for a first-quarter 2009 NDA filing.

•                  ABT-874 — In Immunology, Abbott’s anti-IL-12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis. Abbott moved ABT-874 into Phase III development for psoriasis in December 2007.

•                  Diabetes Care Pipeline — The FreeStyle Freedom Lite no-calibration meter was launched internationally last year and was launched in the United States in the first quarter of 2008. Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System was launched in Europe last year and was approved and launched in the United States in the first quarter of 2008. Also in development is a fully-integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device.

•                  Core Laboratory Diagnostics — In April, Abbott introduced the ARCHITECT i1000SR immunochemistry analyzer in the United States, expanding its ARCHITECT family of diagnostic instrument systems for clinical laboratories. In 2009, we plan to introduce the ARCHITECT c4000™, a clinical chemistry analyzer designed for small-to-medium-sized labs. The c4000 is compatible with the i1000, which will allow seamless integration of clinical chemistry and immunoassay testing on one platform.

Questions & Answers (continued)

Q10)                    What are some early and mid-stage opportunities in Abbott’s broad-based pipeline?

A10)                      Abbott is advancing leading-edge scientific discoveries in its pipeline, including the following selected highlights from its early-to-mid-stage development pipeline:

•                  Oncology

•                  Abbott’s Oncology pipeline includes targeted therapies that represent promising, unique scientific approaches to treating cancer. Our collaboration with Genentech to develop two Abbott-discovered compounds including a multi-targeted kinase inhibitor and Bcl-2 family protein antagonist, continues to progress. At the American Society of Clinical Oncology Meeting (ASCO) meeting in May, Abbott highlighted clinical trial data on both of these compounds.

•                  Oncology compounds in Abbott’s pipeline that are not part of the collaboration include:   a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies; an oral anti-mitotic in Phase II for non-small cell lung cancer and neuroblastoma; and a biologic anti-tumor agent with a novel mechanism of action.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we’ve developed compounds that target receptors in the brain that help regulate pain, mood, memory and other neurological functions to address conditions such as attention deficit hyperactivity disorder, Alzheimer’s disease and schizophrenia. We have a number of novel early-and-mid-stage compounds that have the potential to address critical, unmet needs for patients with these conditions.

•                  Abbott is also working to advance compounds that have the potential to meet the market need for a non-opioid pain therapy.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. Products in development for the treatment of immune-mediated diseases are designed to selectively inhibit proteins that are responsible for inflammation. In addition to our work with IL-12/23, we are working to advance development of our early discovery programs, including oral therapies for rheumatoid arthritis, JAK kinase and P38, as well as other potential biologic targets including IL-13 and IL-18.

•                  Additionally, our proprietary DVD-Ig technology represents a promising approach that could lead to combination biologic therapies.

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 170 million people worldwide. Abbott has two active hepatitis C programs including our partnership with Enanta Pharmaceuticals to develop protease inhibitors as well as an internal polymerase program.

•                  Bioabsorbable Drug-Eluting Stent

•                  In March at the American College of Cardiology, Abbott presented encouraging data from the world’s first clinical trial for a fully-bioabsorbable drug-eluting stent (DES) to treat coronary artery disease. The bioabsorbable DES is designed to be slowly metabolized by the body and completely absorbed over time.

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